Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Suburban Propane Partners, L.P. of our report dated December 8, 2004 relating to the financial statements and financial statement schedule, which appears in Suburban Propane Partners, L.P.'s Annual Report on Form 10-K for the year ended September 25, 2004. We also consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Suburban Propane Partners, L.P. of our report dated June 6, 2005 relating to the balance sheet of Suburban Energy Services Group LLC, which appears in the Current Report on Form 8-K of Suburban Propane Partners, L.P. dated June 6, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
Florham Park, NJ
August 17, 2005